UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 5, 2000



                         FITZGERALDS GAMING CORPORATION
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             (Exact name of registrant as specified in its charter)



                                     NEVADA
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                 (State or other jurisdiction of incorporation)



             0-26518                                  88-0329170
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     (Commission File Number)             (IRS Employer Identification No.)



                   301 FREMONT STREET, LAS VEGAS, NEVADA 89101
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               (Address of principal executive offices) (Zip code)



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      (Registrant's telephone number, including area code): (702) 388-2400



                                      NA
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          (Former name or former address, if changed since last report)



                                 Page 1 of 9
                           Exhibit Index at Page 9

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

ITEM 5.  OTHER EVENTS.


      THE DESCRIPTIONS OF THE AGREEMENTS THAT FOLLOW ARE SUMMARIES ONLY, ARE NOT INTENDED TO BE COMPLETE DESCRIPTIONS OF ALL MATERIAL TERMS AND ARE QUALIFIED IN THEIR ENTIRETY BY THE FULL TEXTS OF THE AGREEMENTS INCLUDED IN THIS FORM 8-K AS EXHIBITS. YOU ARE ENCOURAGED TO READ THE AGREEMENTS IN THEIR ENTIRETY.

Background

      On December 5, 2000, Fitzgeralds Gaming Corporation (together with its subsidiaries, the "Company") each commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Cases") in the United States Bankruptcy Court for the Northern District of Nevada (the "Bankruptcy Court"). The Bankruptcy Cases are jointly administered and co-ordinated under Case No. BK-N-00-33467 GWZ. The Bankruptcy Cases were commenced in accordance with an Agreement Regarding Pre-Negotiated Restructuring, dated as of December 1, 2000 (the "Restructuring Agreement") with the holders (the "Consenting Noteholders") of a majority in interest of the Company's 12.25% Senior Secured Notes (the "Notes") issued under an indenture dated December 30, 1997 (the "Indenture"). As summarized below, the Restructuring Agreement contemplates an expeditious and orderly sale of all of the Company's operating assets and properties as going concerns.

      As part of the restructuring contemplated in the Restructuring Agreement, the Company, as debtor in possession, is seeking Bankruptcy Court approval to sell substantially all of its assets used in its operations in Las Vegas, Nevada, Black Hawk, Colorado and Tunica, Mississippi to an affiliate of The Majestic Star Casino, LLC, an Indiana limited liability company ("Majestic"), pursuant to a Purchase and Sale Agreement, dated as of November 22, 2000, as amended on December 4, 2000 (the "Purchase Agreement") summarized below.

Restructuring Agreement

      The Restructuring Agreement provides for a vehicle for liquidating the assets of the Company in the Bankruptcy Court through Chapter 11 of the Bankruptcy Code. Upon execution of the Restructuring Agreement and before commencement of the Bankruptcy Cases, the Company distributed $13.0 million in Excess Cash (as that term is defined in the Restructuring Agreement) to the trustee under the Indenture (the "Indenture Trustee") to be applied to unpaid and accrued Indenture Trustee's fees and expenses incurred and as partial payment of accrued and unpaid interest and principal as provided in the Indenture. As part of the Restructuring Agreement, the Consenting Noteholders and Indenture Trustee agree to forbear from exercising certain of their rights otherwise allowable under the Notes and the Indenture.

      The parties to the Restructuring Agreement have each concluded that the fair market value of the Company's real and personal property given as collateral for the Notes is less than the total outstanding principal and interest due under the Notes, and that the fair market value of the real and personal property not securing the Notes is less than the amount of the


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


unsecured deficiency claim of the holders of the Notes. As a result, it is not expected that any distribution will be made to holders of the existing capital stock of the Company. The Restructuring Agreement requires that as part of the liquidation process, all of the existing common stock and preferred stock of the Company is to be canceled and extinguished.

      Under the terms of the Restructuring Agreement, the Company is required to seek buyers for each of its operating businesses. In order to effectuate this liquidation, the Company commenced the Bankruptcy Cases and is seeking approval to sell its operating businesses through negotiated sales agreements either by way of motion to sell free and clear of liens under Section 363 of the Bankruptcy Code, or under one or more plans of reorganization. The Restructuring Agreement contemplates an auction in the Bankruptcy Court with respect to those assets not sold pursuant to negotiated sales agreements.

      Under the terms of the Restructuring Agreement, upon the closing of each sale of the Company's assets, the net proceeds, less certain reserves for management incentives and other liabilities, must be distributed to the Indenture Trustee for the benefit of and distribution to the holders of the Notes in accordance with the Indenture. All of the Company's assets remaining after such sales, including any notes received as part of the consideration for the sales of the Company's assets, will be transferred to a liquidating trust created for the benefit of the holders of the Notes and others under the terms of the Restructuring Agreement.

      In light of the regulatory approvals needed to accomplish the liquidations, and recognizing the need to retain senior management in order to insure continuity and compliance with all gaming regulations and licensing requirements in the Company's operations during the process, the Restructuring Agreement requires implementation of a senior management incentive and retention program. Subject to Bankruptcy Court approval, this program will be adopted by the Company in order to retain Philip D. Griffith, Michael E. McPherson, Max L. Page and Paul H. Manske, each an officer, director and/or senior executive of the Company, as key executives and to compensate them for their continued employment with the Company during the process. The approval of these compensation measures by the Bankruptcy Court within 30 days of the commencement of the Bankruptcy Cases is a condition to the continued participation of senior management in the Bankruptcy Cases. In this regard, the Bankruptcy Court has set a hearing date of December 21, 2000.

      In the Restructuring Agreement, the Consenting Noteholders have agreed to transfer restrictions on their Notes and have also agreed not to contest or challenge any provisions of the Restructuring Agreement. Accordingly, no transfer of Notes will be permitted by any Consenting Noteholder unless the transferee agrees, among other things, to be bound by the terms of the Restructuring Agreement.

      The Restructuring Agreement includes provisions for termination by the Company if: (i) certain applications are not granted by the Bankruptcy Court within a specified time, or (ii) there is a default by the Consenting Noteholders. Additionally, those Consenting Noteholders who are beneficial owners of a majority of principal amount of the Notes may terminate the Restructuring Agreement if: (i) certain applications are not granted by the Bankruptcy Court within a specified time, (ii) there is a default by the Company, or (iii) an examiner with expanded powers or trustee is appointed in the Bankruptcy Cases, or any of the Bankruptcy Cases is converted to a case under Chapter 7 of the Bankruptcy Code or is dismissed. The Restructuring Agreement includes other provisions related to termination, and the rights and remedies available to the parties.

Purchase Agreement

      Pursuant to the Purchase Agreement, the Company has agreed to sell to Majestic substantially all of the Company's assets used in its operations in Las Vegas Nevada (Fitzgeralds Las Vegas), Black Hawk, Colorado (Fitzgeralds Black Hawk), and Tunica, Mississippi (Fitzgeralds Tunica), as well as the Company's interest in The Fremont Street Experience Limited Liability Company (collectively, the "Assets") for $149 million in cash, subject to certain holdbacks and adjustments, plus the assumption of certain liabilities relating to the Assets. Majestic has deposited in escrow $2.0 million of the cash portion of the purchase price as an earnest money deposit. The Purchase Agreement contains customary representations, warranties, conditions and covenants, provides for a dollar-for-dollar purchase price adjustment based on changes in each of the target properties working capital and long-term debt, excluding debt related to the Notes, at closing, and adjustment if the Company's earnings before interest, income taxes, depreciation and amortization for the 12-month period prior to closing vary by 5% or more from a target earnings amount for such period and adjustments as may apply in the event that the Company fails to obtain certain consents.

      Consummation of the transactions contemplated by the Purchase Agreement is subject to the Bankruptcy Cases. The Purchase Agreement provided that, by not later than December 5, 2000, the Company have commenced all necessary actions before the Bankruptcy Court to seek an order allowing the Company to sell the Assets free and clear of all liens and claims. The Bankruptcy Cases were commenced on December 5, 2000. Any such sale, including the sale to Majestic contemplated by the Purchase Agreement, will be subject to approval by the Bankruptcy Court. The Company has agreed to certain interim standstill and "no shop" obligations, and will seek to have the Bankruptcy Court approve a payment of $4.0 million to Majestic, in addition to a reimbursement of expenses not to exceed $800,000 (together, the "Break Up Fees"), in the event that a person other than Majestic acquires Assets relating to one or more of Fitzgeralds Las Vegas, Fitzgeralds Black Hawk or Fitzgeralds Tunica in an auction conducted by or before the Bankruptcy Court or otherwise.

      Majestic may terminate the Purchase Agreement if (i) the Company or the Consenting Noteholders breach certain standstill and "no shop" obligations,
(ii) the Company fails to meet certain earnings targets, (iii) the Bankruptcy Court fails, within one day after commencement of the Bankruptcy Cases, to grant interim approval for the use of the Company's cash in the manner stipulated by the Consenting Noteholders, the Indenture Trustee and the Company, including without limitation to reimburse Majestic for expenses incurred in connection with its proposed purchase of the Assets in the event the Company violates the "no shop" provisions, (iv) the Bankruptcy Court fails to approve payment of the Break Up Fees within 21 days of commencement of the Bankruptcy Cases, (v) the Bankruptcy Court fails to approve the proposed sale of the Assets to Majestic within 85 days of commencement of the Bankruptcy Cases (unless the Company can cause a plan of reorganization allowing the consummation of the transactions contemplated by the Agreement to be (x) filed within 30 days after the earlier to occur of (1) the Bankruptcy Court's actual rejection of the proposed sale of Assets to Majestic and (2) the 85th day immediately following commencement of the Bankruptcy Cases (such earlier date, the "Measuring Date"), (y) the subject of a solicitation for votes within 70 days after the Measuring Date, and (z) confirmed within 120 days after the Measuring Date) or (vi) certain noncompetition obligations of Philip D. Griffith, Michael E. McPherson, Max L. Page and Paul H. Manske will not become effective due to a termination of the Restructuring Agreement

      Either party may terminate the Purchase Agreement if the closing thereunder has not occurred within 21 months after the date when the Bankruptcy Court grants approval of a sale of the Assets to Majestic. Either party may also terminate the Agreement for customary reasons such as
(i) failure by the other party to cure breaches within 20 days,
(ii) inability of such party to satisfy closing conditions or (iii) actual failure by the other party to satisfy closing conditions. Majestic may also terminate the Purchase Agreement if the Company notifies it that an event has occurred that resulted in a breach of a representation or covenant of the Company, and such event has also resulted in a material adverse effect, and may also terminate the Purchase Agreement in connection with certain real property title exceptions. The Company may also terminate the Agreement if Majestic abandons its efforts to seek regulatory approvals or any regulatory body refuses to grant a necessary approval, and the Company may terminate the Purchase Agreement if it accepts another person's offer to buy the Assets relating to any of Fitzgeralds Las Vegas, Fitzgeralds Black Hawk or Fitzgeralds Tunica, or the Bankruptcy Court enters an order approving any such sale (in which case Majestic may be entitled to the Break Up Fees).

      Majestic's obligation to purchase the Assets is subject to its having obtained financing, in the form of senior secured notes, of an aggregate principal amount not exceeding $137 million, on terms reasonably acceptable to it. Concurrently with the execution and delivery of the Purchase Agreement, Majestic provided the Company with a letter, dated December 1, 2000, from Jefferies & Company stating, with customary wording and qualifications, that it is "highly confident" that Majestic will be able to obtain the required financing within 60 days after the date when all other closing conditions have been satisfied. Majestic has also provided the Company with a commitment letter from Don H. Barden, Majestic's principal shareholder, to the effect that he or his affiliates will provide an infusion of equity capital in an amount sufficient, taken together with the maximum of $137 million debt financing mentioned above, to consummate the purchase of Assets by Majestic under the Purchase Agreement. There can be no assurance, however, that Majestic will obtain such debt financing or that Mr. Barden will cause such capital infusion to be made. Majestic's obligation to purchase the Assets is also subject to various gaming and other regulatory approvals and obtaining certain third party consents. There can be no assurance that all such approvals and consents will be obtained.

      The Purchase Agreement also provides for a license back to the Company of certain intellectual property included in the Assets, noncompetition agreements by the Company and certain of its affiliates, and a six-month post-closing transition period during which the Company will be required, through its Fitzgeralds Reno subsidiary, to provide computer systems and administrative support to the operations in Black Hawk, Colorado.

      The proposed sale of Assets to Majestic is subject to several conditions beyond the Company's control, many of which entail a high degree of uncertainty. Any sale of assets of the Company, or disposition of the Company's business by merger, consolidation or otherwise, would be subject to similar conditions, such as regulatory approvals and Bankruptcy Court approvals. Accordingly, there can be no assurance that the Company will be able to consummate any such transaction, with Majestic or any other person.

Non-Public Information

      As disclosed in the Company's Current Report on Form 8-K for July 15, 1999 and thereafter in the Company's subsequent filings with the Securities and Exchange Commission, the Company has had discussions with an informal committee (the "Committee") representing a majority of the Noteholders that culminated in the Restructuring Agreement with the Consenting Noteholders.
In conjunction with those discussions and subject to appropriate confidentiality agreements, the Company provided certain non-public and proprietary information regarding its business, operations, assets and liabilities and certain projections relating thereto (the "Evaluation Material") to the Committee. In connection with those discussions, the Company also provided certain other information to the Committee, all material portions of which information was subsequently disclosed in the Company's filings with the SEC and/or the Bankruptcy Court (the "Public Material") or which information has become stale or moot as the result of the passage of time and changed conditions, including the execution of the Restructuring Agreement and the Purchase Agreement and the commencement of the Bankruptcy Cases (the "Non-Material Information"). However, although the Company now deems it Non-Material Information, in July 2000 the Company provided the Committee with an updated preliminary draft of summary projected financial information through 2004 (the "Summary Information"). The Company believes that the Summary Information has now become stale or moot because of the passage of time and changed conditions, including the Restructuring Agreement, the Purchase Agreement and the commencement of the Bankruptcy Cases. However, the Summary Information is attached to this Form 8-K as an exhibit and is being provided only as a matter of full disclosure in view of the recent adoption of Regulation FD by the SEC.

      The Company did not and does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in the Evaluation Material, and did not and does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in the Summary Information. The Summary Information has not been examined or reviewed by independent public accountants. The Summary Information was necessarily based upon a number of estimates and assumptions that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the Company's control, and upon assumptions with respect to future business decisions which are subject to change and, particularly in view of the Restructuring Agreement, the Purchase Agreement and the commencement of the Bankruptcy Cases, will not be under the Company's control. The Summary Information was not and will not be undated to reflect current facts and circumstances and the Company disclaims any obligation to do so. Accordingly, there can be no assurance that the expectations as to projected future results presented in the Summary Information could be achieved and actual results will vary materially.

      For the above reasons, the Summary Information should not be relied upon as reflecting the Company's current expectations with regard to future operations or for any other purpose. The Company has not provided the Committee with any information other than the Evaluation Material, the Public Material and the Non-Material Information, including the Summary Information.

RENO TRANSPORTATION RAIL ACCESS CORRIDOR (RETRAC) PROJECT

      In October 1998, the Reno City Council approved a special assessment district to finance a portion of the costs to lower the railroad tracks that run through downtown Reno, Nevada (the "ReTRAC Project"). Preliminary plans for the ReTRAC Project provided for the construction of a temporary rail bypass that would be used to divert rail traffic around the main railroad during construction. The City estimated that a period of approximately two and one half years would be required to complete the ReTRAC Project. The southern boundary of the bypass would extend out into the middle of Commercial Row, the street adjacent to the Fitzgeralds Reno hotel entrance, valet parking area and hotel loading zone.

      On November 30, 1998, the Company filed a lawsuit against the City of Reno to challenge the by which the special assessment to be levied against the Company was determined. Based on preliminary plans prepared by the City of Reno, Fitzgeralds Reno would expect to lose several parking spaces, the current valet parking area, an outdoor billboard structure advertising available rooms and a building used to house administrative offices, and be required to relocate the hotel entrance currently on Commercial Row. The City of Reno also subsequently indicated that the ReTRAC Project might require the demolition of the Fitzgeralds Reno Rainbow Skyway. Implementation of the ReTRAC Project as currently proposed would cause the Company to suffer significant and permanent loss in: business revenue and income; certain operating efficiencies from demolished or impaired physical structures; and a portion of its existing customer base as a result of the construction and operation of the proposed rail bypass.

      The City of Reno filed an answer to the Company's lawsuit on January 19, 1999. Subsequent thereto, George Karadanis and Robert Maloff d/b/a Sundowner Hotel and Casino (the "Sundowner") were permitted by court order to file a Complaint in Intervention. Notwithstanding said intervention, on December 22, 1999, the court granted the City of Reno's Motion for Summary Judgment against the Sundowner which motion was joined in by the Company.

      After hearing oral arguments and considering the parties' post-hearing briefs, the Court concluded that there was insufficient evidence before the Reno City Council to support a finding that the ReTRAC Project confers a special benefit on Fitzgeralds Reno as is required by statute before a special assessment may be imposed. The Court remanded the matter to the Reno City Council and directed the council to conduct a new evidentiary hearing to consider new evidence as to whether Fitzgeralds Reno would receive a special benefit from the proposed project.

      The Company cannot predict what action the City of Reno will take or whether or when the City of Reno will negotiate mitigation measures or whether such measures could or would



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fully compensate the Company for the fair market value of its property and anticipated operating losses.

      Except for historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve significant risks and uncertainties and actual results and developments could differ materially from the Company's current expectations. In compliance with the Private Securities Litigation Reform Act of 1995, the Company urges careful consideration of the risks detailed in this Form 8-K and in the Company's other filings with the Securities and Exchange Commission.


                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 5, 2000             FITZGERALDS GAMING CORPORATION
                                    (Registrant)



                                          By:  /S/ MICHAEL E. MCPHERSON
                                               ------------------------------
                                                    Michael E. McPherson
                                                  Executive Vice President,
                                                  Chief Financial Officer,
                                                   Treasurer and Secretary

                                  EXHIBIT INDEX


              EXHIBIT NO.                                EXHIBIT

                  10.1                   Purchase and Sale Agreement, as amended

                  10.2                   Agreement Regarding Pre-Negotiated
                                            Restructuring

                  10.3                   Highly Confident Letter of Jefferies &
                                            Company

                  10.4                   Draft Summary Projected Financial
                                            Information







































                                 Page 9 of 9